Exhibit 2.3
Execution Version

AMENDMENT NO. 2 TO
TRANSACTION AGREEMENT
This Amendment No. 2 to Transaction Agreement (this “Amendment”) is entered into as of October 31, 2023, by and among TPG Operating Group II, L.P., a Delaware limited partnership (“Acquiror”) and AG GP, LLC, a Delaware limited liability company, as the API Representative (the “API Representative” or “API GP”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement (as defined below).
R E C I T A L S
WHEREAS, the parties hereto have entered into that certain Transaction Agreement, dated as of May 14, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among, Acquiror, TPG GP A, LLC, a Delaware limited liability company (“Tennessee GP”), TPG Inc., a Delaware corporation (“PubCo” and, together with Acquiror and Tennessee GP, the “Acquiror Parties” and each of them, an “Acquiror Party”), Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Alabama OpCo”), AG Funds, L.P., a Delaware limited partnership (“Alabama CarryCo”), AG Partner Investments, L.P., a Delaware limited partnership (“API”), API GP (together with Alabama OpCo, Alabama CarryCo and API, the “Companies” and each of them, a “Company”), Alabama Investments (Parallel) Founder A, LP, a Delaware limited partnership (“Founder Holdings A”), Alabama Investments (Parallel) Founder G, LP, a Delaware limited partnership (“Founder Holdings G”), Alabama Investments (Parallel), LP, a Delaware limited partnership (“New API II”, and together with API GP, Founder Holdings A and Founder Holdings G, the “API Entities” and each of them, an “API Entity”), Michael Gordon 2011 Revocable Trust (the “Alabama Founder Trust” and together with the API Entities, the “API Sellers”), the members of API GP and listed on Annex A, solely for purposes of Section 2.1(a)(v) and Section 2.14 of the Transaction Agreement (the “API GP Members”), and API GP as the API Representative (as such term is used in the Transaction Agreement); and
WHEREAS, the parties hereto desire to amend the terms of the Transaction Agreement, in accordance with Section 11.1 of the Transaction Agreement, as more fully set forth in this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:
1.    Amendments.
(a)    New definitions of “Accrued Covered Tax Distribution Receivable”, “Closing Cash Participation Percentage”, “Covered Alabama Fund”, “Covered Tax Distributions”, “Essential Housing II” and “Non-Founder Closing Cash Participation Percentage” are hereby added in Section 1.1 of the Transaction Agreement as follows:
“Accrued Covered Tax Distribution Receivable” means an amount equal to (i) the Covered Tax Distributions multiplied by (ii) a fraction the numerator of which is the number of days between January 1, 2023 and the Closing Date and the denominator of which is 365, reduced dollar-for-dollar by any Covered Tax Distributions received by Alabama CarryCo between January 1, 2023 and the Closing Date. For the avoidance of doubt, the Accrued Covered Tax Distribution Receivable for purposes of the Estimated Statement shall be zero (0).
“Closing Cash Participation Percentage” means, with respect to any Alabama Partner, the percentage set forth opposite such Alabama Partner’s name under column “O” on Annex H under the heading “Closing Cash Participation Percentage”, as the same may be updated by the API Representative from time to time prior to the Closing to reflect pro rata accretion to the remaining Alabama Partners in respect of any Withdrawn Partners or as otherwise set forth on Annex H; provided that Acquiror is notified in writing prior to such update. For the avoidance of doubt, the sum of the Closing Cash Participation Percentages of all of the Alabama Partners shall equal 100%.
“Covered Alabama Fund” means any closed-end Company Fund for which the performance fee is structured as an allocation (rather than a fee) for U.S. federal income tax purposes and that has calculated tax distributions with respect to calendar year 2023 in excess of calculated cash performance fees with respect to calendar year 2023.
“Covered Tax Distributions” means the total amount of tax distributions made to Alabama CarryCo with respect to the calendar year 2023 from the Covered Alabama Funds that are determined and declared on or before January 15, 2024; provided, for the avoidance of doubt, that Covered Tax Distributions shall not include any tax distributions made in respect of “downstairs” team allocations.

“Essential Housing II” means, individually and collectively, AG Essential Housing Company 2, L.P., AG Essential Housing Fund II, L.P., AG Essential Housing Fund II Holdings (DE), L.P. and AG Essential Housing Fund II Aggregator, L.P., together with any parallel funds, alternative investment vehicles and subsidiaries thereof, and any Entities formed solely in connection with raising any successor fund which is sometimes referred to herein as “EH III”.
“Non-Founder Closing Cash Participation Percentage” means, with respect to any Non-Founder Partner, the percentage set forth opposite such Non-Founder Partner’s name under column “M” on Annex H under the heading “Non-Founder Closing Cash Participation Percentage”, as the same may be updated by the API Representative from time to time prior to the Closing to reflect pro rata accretion to the remaining Alabama Partners in respect of any Withdrawn Partners or as otherwise set forth on Annex H; provided that Acquiror is notified in writing prior to such update. For the avoidance of doubt, the sum of the Non-Founder Closing Cash Participation Percentages of all of the Non-Founder Partners shall equal 100%.
“Specified Amount” means the amount set forth on Exhibit P.
(b)    The definition of “Alabama Partner Closing Cash Amount” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Alabama Partner Closing Cash Amount” means, with respect to any:
(a)    Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) such Alabama Partner’s Cash Consideration Percentage, plus (ii) (A) such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage, multiplied by (B) the sum of (x) the Balance Sheet Adjustment Amount, minus (y) the Adjustment Escrow Amount, minus (z) the API Representative Reserve Amount, in each case, calculated based on the Estimated Statement, and
(b)    Non-Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) such Alabama Partner’s Cash Consideration Percentage, minus (ii) ~~the product of~~ (A) ~~a fraction (expressed as a percentage) the numerator of which is~~ such Alabama Partner’s ~~Ownership Percentage~~Non-Founder Closing Cash Participation Percentage~~, and the denominator of which is the aggregate of all Non-Founder Partner’s Ownership Percentage~~, multiplied by (B) the sum of (w) the Specified Amount, plus (x) the Aggregate Annual Cash Holdback Amount, plus (y) the Alabama RSU Amount, plus (z) the Founder Payment Amount, multiplied by (C) such Alabama Partner’s Cash Consideration Percentage, plus (iii) (A) such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage, multiplied by (B) the sum of (x) the Balance Sheet Adjustment Amount, minus (y) the Adjustment Escrow Amount, minus (z) the API Representative Reserve Amount, in each case, calculated based on the Estimated Statement.
An illustrative example of the calculation of the Alabama Partner Closing Cash Amount is set forth on Schedule II.”
(c)    The definition of “Alabama Partner Closing Common Unit Amount” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Alabama Partner Closing Common Unit Amount” means, with respect to any:
(a)    Founder Partner, (i) the Base Consideration Amount multiplied by (ii) the Client Consent Adjustment Factor, multiplied by (iii) such Alabama Partner’s Ownership Percentage, multiplied by (iv) the sum of (A) One Hundred Percent (100%) minus (B) such Alabama Partner’s Cash Consideration Percentage, in each case, calculated based on the Estimated Statement, and
(b)    Non-Founder Partner, (i) (A) the Base Consideration Amount multiplied by (B) the Client Consent Adjustment Factor, multiplied by (C) such Alabama Partner’s Ownership Percentage, multiplied by (D) the sum of (x) One Hundred Percent (100%) minus (y) such Alabama Partner’s Cash Consideration Percentage, minus (ii) ~~the product of~~ (A) ~~a fraction (expressed as a percentage) the numerator of which is~~ such Alabama Partner’s ~~Ownership Percentage~~Non-Founder Closing Cash Participation Percentage~~, and the denominator of which is the aggregate of all Non-Founder Partner’s Ownership Percentages~~, multiplied by (B) the sum of

(w) the Specified Amount, plus (x) the Aggregate Annual Cash Holdback Amount, plus (y) the Alabama RSU Amount, plus (z) the Founder Payment Amount, multiplied by (C) the sum of (x) One Hundred Percent (100%) minus (y) such Alabama Partner’s Cash Consideration Percentage, in each case, calculated based on the Estimated Statement, and, which will be subject to the vesting terms set forth opposite such Alabama Partner’s name under columns “~~O~~S” through “~~U~~Y” of Annex H.
An illustrative example of the calculation of the Alabama Partner Closing Common Unit Amount is set forth on Schedule II.”
(d)    The definition of “Alabama RSU Amount” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Alabama RSU Amount” means an amount equal to ~~such amount notified by the API Representative to Acquiror in writing as part of the Estimated Statement, which shall not be less than One Hundred and Fifty Million Dollars ($150,000,000) or more than~~ Two Hundred and Fifty Three Million Twenty Thousand Five Hundred and Fifty Eight Dollars and Sixty Two Cents ($~~250,000,000~~253,020,558.62); provided, however, that notwithstanding the foregoing or anything to the contrary herein, the Alabama RSU Amount will not include any Restricted Stock Units to be granted by PubCo in connection with Essential Housing II, which grant shall be made following Closing and as soon as reasonably practicable following the determination by the Chief Executive Officer of Pubco (after reasonable and good faith consultation with Angelo Gordon’s Global Head of Credit Solutions) of the terms and conditions of those additional Restricted Stock Units. For the avoidance of doubt, any portion of the Alabama RSU Amount that is unallocated as of the Closing shall be determined by the Co-Managing Partners pursuant to the terms of Schedule 6.6(g).
(e)    The definition of “Cash” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Cash” means the aggregate amount, without duplication, of all cash, cash equivalents and marketable securities of the Company Group Entities calculated on a combined and consolidated basis, including the aggregate amount of all deposited (but not yet cleared) inbound checks, drafts, ACH payments and wires, and net of the aggregate amount of any outbound checks, drafts, ACH payments and wires issued as of such time that have not yet cleared, as of the applicable Measurement Time in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash shall exclude (a) any Cash distributed prior to the Closing (including Qualified Cash Distributions), (b) any amounts included as Current Assets or Accrued Covered Tax Distribution Receivable in the calculation of Closing Working Capital, and (c) Restricted Cash of the Company Group Entities. For the avoidance of doubt, in no event will Cash exceed an amount that would cause the Balance Sheet Adjustment Amount to exceed a positive adjustment of $25,000,000.”
(f)    The definition of “Current Assets” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Current Assets” means, as of any date of determination hereunder and without duplication, the combined and consolidated current assets of the Company Group Entities (excluding Cash, Income Tax assets, deferred tax assets, any performance allocations and fees whether accrued but unpaid or billed and receivable from Company Funds), in each case, (a) solely reflecting the categories and line items of current assets included in the illustrative calculation of Working Capital set forth on Schedule IV and (b) otherwise determined in accordance with the Accounting Principles. For the avoidance of doubt, the monetary items to the extent included in calculating Accrued Covered Tax Distribution Receivable, Net GP Investments, Pre-Closing Crystalized Performance Fees Receivable and Post-Closing Net Crystalized Performance Fees Receivable shall be excluded from the calculation of Current Assets.”
(g)    The definition of “Current Liabilities” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Current Liabilities” means, as of any date of determination hereunder and without duplication, the combined and consolidated current liabilities of the Company Group Entities (excluding Indebtedness, Income Tax liabilities, deferred tax liabilities, carry liability and Transaction Expenses), in each case, (a) solely reflecting the categories and line items of currents liabilities included in the illustrative calculation of Working Capital set forth on Schedule IV and (b) otherwise determined in accordance with the Accounting Principles. For the avoidance of doubt, the monetary items to the extent included in calculating Net GP Investments, the Specified

Amount, Pre-Closing Crystalized Performance Fees Receivable and Post-Closing Net Crystalized Performance Fees Receivable shall be excluded from the calculation of Current Liabilities.”
(h)    Clause (g)(D) of the definition of “Indebtedness” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(D) all severance and other similar obligations (including, without limitation, those payments set forth on Exhibit O) to Persons whose employment or other service with any Company Group Entity terminated prior to the Closing (including cash payments owed in any form to former partners in respect of severance) or who received or provided a notice of termination prior to the Closing, and”
(i)    Clause (m) of the definition of “Indebtedness” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“~~and~~ (m) the Retention Program Liability (as defined in Section 6.6(g)); and (n) any guarantees or “keep-well” or similar agreements or arrangements of such Person for all or part of any of the obligations or liabilities of another Person of the type described in clauses (a) through ~~(l)~~(m) above to the extent accrued by the Companies, excluding guarantees of employee loans;”
(j)    The proviso to the first sentence of the definition of “Indebtedness” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“provided, that Indebtedness shall (x) be determined in accordance with the Accounting Principles, if applicable, and (y) not include (A) any obligations under any letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness solely among the Companies and any of their wholly-owned Subsidiaries, (C) any endorsement of negotiable instruments for collection in the ordinary course of business, (D) Transaction Expenses, ~~and~~ (E) the Specified Amount and (F) Current Liabilities.”
(k)    The definition of “Net GP Investments” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Net GP Investments” means the amount of all (a) general partnership and limited partnership interests in funds, (b) investments in collateralized lending obligations through Northwoods European CLO Management LLC and AG Mortgage Investment Trust, Inc., in each case, measured at fair value, (c) the actual cash consideration paid for the investment set forth on Schedule 6.1~~(xiii)~~(xvi)(1), subject to the maximum permitted amount set forth therein, (d) any proprietary trading assets, net of any liabilities recorded on the combined and consolidated balance sheets of the Company Group Entities and (e) any interest or dividends receivable on proprietary investments as of the applicable Measurement Time, determined in accordance with the Accounting Principles, in each case, held directly or indirectly by the Company Group Entities.”
(l)    The definition of “Post-Closing Net Crystalized Performance Fees Receivable” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Post-Closing Net Crystalized Performance Fees Receivable” shall equal the sum of the products, with respect to each of the Post-Closing Crystalized Performance Funds (as defined in the Accounting Principles), of (I) (a) the amount of all Post-Closing Crystalized Performance Fees of such Post-Closing Crystalized Performance Fund for which the ~~performance~~crystallization period includes at least a portion of the period prior to the Closing Date minus (b) the portion of such fees that are required to be paid to Persons, including “downstairs” team allocations, or that will be allocated to Persons other than the Company Group Entities, including such payments to be made to service providers pursuant to the Company Group Entities’ policies (without duplication of amounts included in Current Liabilities or Indebtedness) minus (c) ~~30%~~the Applicable Percentage (as defined in Part II of Schedule B of the Acquiror Partnership Agreement) of such Post-Closing Crystalized Performance Fund (or in the case of the Company Funds set forth on Exhibit A of Schedule B to the Acquiror Partnership Agreement, 0%) of such fees referred to in clause (a) ~~minus clause (b)~~ (which portion of such fees shall be and are actually contributed to the Discretionary Sharing Program), multiplied by (II) (i) the number of days between the start of the crystallization period for such Post-Closing Crystallized Performance Fund that includes the Closing Date and the Closing Date, divided by (ii) the number of days in the crystallization period that includes the Closing Date~~(i) the number of days between January 1, 2023 and the Closing Date, divided by (ii) three hundred and sixty five (365)~~, and be determined in accordance with the Accounting Principles. The balance of any such fees shall be retained by the Acquiror. For example, if the Closing Date was September 30, 2023, and the Post-Closing Crystalized Performance Fees that became Post-Closing Crystalized Performance Fees after the Closing Date and on or prior to December 31, 2023 and for which the ~~performance~~crystallization period includes at least in part to a period prior to the Closing Date was $10,000,000 and the portion described in clause (b) above was 50%, the Post-Closing Net Crystalized ~~Net~~ Performance Fees Receivable would be (a)(i) $10,000,000, minus (ii) fifty percent (50%) ($5,000,000), minus thirty percent (30)% ($3,000,000), multiplied by (b) seventy five percent (75%), or $1,500,000. The remaining $500,000 would be retained by the Acquiror. For the avoidance of doubt, the Post-Closing Net Crystalized Performance Fees Receivable for purposes of the Estimated Statement shall be zero (0).”
(m)    The definition of “Working Capital” is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
““Working Capital” means, at the applicable Measurement Time, the amount (which may be positive or negative) of all Current Assets minus all Current Liabilities as of such date, plus an amount equal to $8,138,393, and plus the Accrued Covered Tax Distribution Receivable, determined in accordance with the Accounting Principles. Schedule IV sets forth an illustrative calculation of Working Capital.”
(n)    Section 2.1(a)(ii) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(ii)    (A) immediately following the Closing Transactions referred to in Section 2.1(a)(i) (and prior to the Closing Transactions referred to in Section 2.1(a)~~(iii)~~(ii)(B)), Acquiror shall contribute, transfer, assign, convey and deliver a 0.2% limited partnership interest in Alabama OpCo to TPG H2Sub, LLC, and (B) immediately following the Closing Transactions referred to in Section 2.1(a)(ii)(A) (and prior to the Closing Transactions referred to in Section 2.1(a)(iii)), each Founder Partner shall each sell, transfer, assign, convey and deliver to Acquiror a portion of such Founder Partner’s API Units in exchange for its pro rata portion of the Founder Payment Amount;”
(o)    The fourth sentence of Section 2.1(b) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time” (which shall be set such that it is immediately after the transfers referred to in Section 2.1(a)(ii)).”
(p)    Section 2.1(c)(i) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(i)    each API Unit issued and outstanding and not held by Acquiror or its Affiliates immediately prior to the Effective Time shall be automatically cancelled and extinguished and be converted into and thereafter represent only the right to receive (A) the applicable portion of the Total Closing Cash Consideration at such time and in the manner provided in Section 2.3, (B) the applicable portion of the amounts payable (if any) to the API Partners in accordance with Section 2.4 (Post-Closing Adjustment for Consideration), (C) the amounts payable (if any) to the API Partners in accordance with Section 2.6 (Annual Cash Holdback Payment), and (D) the amounts payable (if any) to the API Partners in accordance with Section 11.13(f) (API Representative Reserve Amount), and each API Unit issued and outstanding and held by Acquiror or its Affiliates immediately prior to the Effective Time shall be automatically cancelled and extinguished for no consideration;”
(q)    Section 2.4(a) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(a)    The API Representative shall, no less than five (5) Business Days prior to the Closing Date, prepare and deliver to Acquiror a statement (the “Estimated Statement”) setting forth (v) the API Representative’s good faith calculations of the Total Common Unit Consideration (the “Estimated Unit Consideration”), Total Cash Consideration (the “Estimated Cash Consideration”) and Total Consideration (“Estimated Consideration”), prepared in accordance with the definitions thereof, including its calculations of Cash (the “Cash Estimate”), Net GP Investments (the “Net GP Investments Estimate”), Closing Indebtedness (the “Closing Indebtedness Estimate”), Transaction Expenses (“Transaction Expenses Estimate”), Closing

Working Capital (the “Working Capital Estimate”), Pre-Closing Crystalized Fees Receivable (the “Pre-Closing Crystalized Fees Receivable Estimate”), and the resulting calculation of the Balance Sheet Adjustment Amount, which the API Representative has prepared in accordance with the Accounting Principles, and the Closing Revenue Run Rate, the Client Consent Percentage and the resulting Client Deficit Percentage as of the Closing (the “Client Deficit Percentage Estimate”), along with reasonable supporting documentation, (w) the amount of the Alabama RSU Amount and the amount of the Qualified Cash Distribution that will be made prior to the Closing (which amount of the Qualified Cash Distribution and related references with respect to the Cash Estimate, Estimated Cash Consideration and Estimated Consideration on the Estimated Statement may be updated by the API Representative in writing to Acquiror no later than two (2) Business Days before the Closing Date for any updates in the amount of the Qualified Cash Distribution), (x) a schedule of the Ownership Percentages, Non-Founder Closing Cash Participation Percentages and Closing Cash Participation Percentages of each Alabama Partner immediately prior to the Closing, the Alabama Partner Closing Cash Amount with respect to each Alabama Partner, the Applicable Common Unit Amount with respect to each Applicable API Entity, and the portion of the Qualified Cash Distribution to be made to each Alabama Partner, in each case, based upon the calculations in the Estimated Statement (y) wire instructions for each of the Alabama Partners and (z) any modification proposed by the API Representative to be made to the Annexes to this Agreement to account for changes to the Ownership Percentages, Non-Founder Closing Cash Participation Percentages and/or Closing Cash Participation Percentages and solely to the extent permitted hereunder. From the delivery of the Estimated Statement until the Closing, the API Representative and the API Entities shall (i) permit Acquiror and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of the API Representative, the API Entities and the Company Group Entities and cooperate with Acquiror in seeking to obtain work papers from the API Representative, the API Entities and the Company Group Entities and their respective representatives, in each case, to the extent pertaining to or used in connection with the preparation of the Estimated Statement and provide Acquiror with copies thereof (as reasonably requested by Acquiror) and (ii) provide Acquiror reasonable access to the employees and accountants of the API Entities and the Company Group Entities as reasonably requested by Acquiror for purposes of reviewing, considering, evaluating and negotiating the Estimated Statement; provided, that, in each case, such access shall (A) be conducted during normal business hours and under the supervision of personnel of the API Representative, the API Entities or the Company Group Entities, (B) be conducted in a manner not to unreasonably interfere with the businesses or operations of the API Representative, the API Entities or the Company Group Entities, (C) comply with all applicable Laws, including those regarding the exchange of competitively sensitive information and (D) be subject to Acquiror’s and its representatives’ execution of customary access letters. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require the API Representative, the API Entities or the Company Group Entities to disclose information that is subject to attorney-client privilege or similar privilege or for which disclosure is prohibited by the terms of any Contract or applicable Law, it being understood and agreed that the API Representative, the API Entities and the Company Group Entities shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate any such Contract, Law or attorney-client or other privilege. The API Representative and the API Entities shall reasonably cooperate with Acquiror in good faith to respond to any questions regarding the Estimated Statement raised by Acquiror. None of the Acquiror Parties shall have any liability to any Person (including any API Entity or any Alabama Partner) for any inaccuracy or omission in the Estimated Statement, or the allocation of Total Common Unit Consideration, Total Cash Consideration and calculations set forth therein, subject to actual payment of the amounts set forth in the Estimated Statement to the Persons set forth therein in such amounts, and Acquiror shall be entitled to rely on such allocation in the Estimated Statement in making such payments to such Persons.”
(r)    Section 2.4(i)(i) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(i)    if the Final Cash Consideration is greater than the Estimated Cash Consideration (the absolute value of such difference, a “Positive Cash Adjustment Amount”), then (x) Acquiror shall, within five (5) Business Days after the determination of the Final Consideration (the “Final Determination Date”), deliver or cause to be delivered to each Alabama Partner that delivered its Required Merger Deliverables (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds, such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage of the Positive Cash Adjustment Amount, and (y) Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage of the Adjustment Escrow Amount, by wire transfer of immediately available funds.”

(s)    Section 2.4(i)(iii) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(iii)    If the Final Cash Consideration is less than the Estimated Cash Consideration (the absolute value of such difference, a “Negative Cash Adjustment Amount”), then (A) in the event the Negative Cash Adjustment Amount is less than or equal to the Adjustment Escrow Amount, Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (1) deliver to Acquiror from the Adjustment Escrow Account, by wire transfer of immediately available funds to the account or accounts designated in writing by Acquiror, an amount equal to the lesser of (x) the Negative Cash Adjustment Amount and (y) the balance of the Adjustment Escrow Account, and (2) deliver to each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage of the balance of the Adjustment Escrow Account following the payment in the foregoing clause (A), if any (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds and (B) in the event the Negative Cash Adjustment Amount is greater than the Adjustment Escrow Amount (such excess amount, the “Negative Cash Adjustment Shortfall”), (x) Acquiror and the API Representative shall jointly, within five (5) Business Days after the Final Determination Date, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount to the Acquiror and (y) each Alabama Partner shall, within five (5) Business Days after the Final Determination Date, pay or cause to be paid to the Acquiror, by wire transfer of immediately available funds, such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage of the Negative Cash Adjustment Shortfall.”
(t)    Section 2.4(i)(v) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(v)     If the Final Consideration is equal to the Estimated Consideration, then Acquiror and the API Representative shall jointly, within five (5) Business Days after the determination of the Final Consideration, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver each Alabama Partner that delivered its Required Merger Deliverables such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentage of the Adjustment Escrow Amount (in accordance with the payment instructions set forth on the Estimated Statement), by wire transfer of immediately available funds.
(u)    Section 2.5 of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“Escrow Agent; Escrow Agreement; Escrow Accounts. Promptly following the date hereof, the Acquiror shall engage an escrow agent that is mutually acceptable to the Acquiror and the API Representative (such escrow agent, or any successor Person appointed in accordance with the terms of the Escrow Agreement, the “Escrow Agent”). Prior to the Closing, Acquiror, the API Representative, and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) in a form mutually agreed to by Acquiror and the API Representative, providing for the holding and disbursement of the Adjustment Escrow Amount held in escrow in accordance with the terms hereof and thereof. At the Closing, Acquiror shall deposit with the Escrow Agent, an amount equal to the Adjustment Escrow Amount and the same shall be subject to reduction pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Escrow Agreement (the account(s) into which such amounts are deposited, the “Adjustment Escrow Account”). The Adjustment Escrow Account shall be used exclusively to satisfy amounts payable to Acquiror, if any, pursuant to Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration). Any funds in the Adjustment Escrow Account not so used shall be distributed in accordance with Section 2.4 (Closing Estimate and Post-Closing Adjustment for Consideration) and the Escrow Agreement to the Alabama Partners (in their capacity as API Partners), based on applicable ~~Ownership Percentages~~Closing Cash Participation Percentages.
(v)    Section 2.6(e) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(e)    After the Annual Cash Holdback Payment Statement for an applicable calendar year has become final and binding on the Parties, if the Annual Cash Holdback Amount for such calendar year is greater than zero dollars ($0), then Acquiror shall, within five (5) Business Days after the final determination of such Annual Cash Holdback Amount, deliver or cause to be delivered to each Alabama Partner that is a Non-Founder Partner (in accordance with the payment instructions provided by the API Representative at the time), by wire transfer of immediately available funds, such Alabama Partner’s portion of such Annual Cash Holdback Amount, which shall be calculated as such Alabama Partner’s ~~Ownership Percentage~~Non-Founder Closing Cash Participation Percentage~~, as a proportion of the aggregate Non-Founder Partners Ownership Percentages~~. For the avoidance of doubt, the Shortfall Amount for any given calendar year shall be applied to the Discretionary Sharing Program for such calendar year.”
(w)    Section 2.6(f) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(f)    Notwithstanding anything to the contrary in this Section 2.6, in the event a Change of Control occurs at any time prior to the end of calendar year 2026, then the maximum amount of the Annual Cash Holdback Amounts that remain payable as of such time, and have not been finally determined as of such time, shall become immediately due and payable concurrently with the consummation of such Change of Control, and Acquiror shall, pay such amount in cash, by wire transfer of immediately available funds, to each Alabama Partner that is a Non-Founder Partner (in accordance with the payment instructions provided by the API Representative at the time and in accordance with such Alabama Partner’s portion of such Annual Cash Holdback Amount, which shall be calculated as such Alabama Partner’s ~~Ownership Percentage~~Non-Founder Closing Cash Participation Percentage~~, as a proportion of the aggregate Non-Founder Partners Ownership Percentages~~). For illustrative purposes only, if the Annual Cash Holdback Amount for calendar year 2024 was finally determined to be $25,000,000 and a Change of Control occurs in calendar year 2025 (prior to the determination of the Annual Cash Holdback Amount for such calendar year), then the aggregate Annual Cash Holdback Amounts that shall become due and payable in connection with such Change of Control shall equal $100,000,000.”
(x)    Section 6.1(f) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(f)    Notwithstanding anything to the contrary herein, API shall have the right, at any time prior to five (5) days prior to the delivery of the Estimated Statement, subject to compliance with the last sentence of this Section 6.1(f), to effect the withdrawal from API of (A) no more than five (5) Alabama Partners who collectively represent no more than a five percent (5%) Ownership Percentage in the aggregate from API or (B) such other Alabama Partners as Acquiror shall consent to in writing (each such withdrawn Alabama Partner, a “Withdrawn Partner”), in each case, in accordance with the terms and conditions of the partnership agreement of API and in exchange for the amount of such Withdrawn Partner’s “OpCo Capital Account” (as defined therein), such that such Withdrawn Partner shall cease to hold any interest in API and shall not be an Alabama Partner for purposes of this Agreement; provided, that no such Withdrawn Partner shall be a Key Person or Other Senior Partner. Upon such withdrawal, the applicable Person shall cease to be an Alabama Partner hereunder. The Companies shall notify in writing and reasonably consult with Acquiror in good faith prior to effecting any such withdrawal, which notice shall include a schedule of the revised Ownership Percentage, Non-Founder Closing Cash Participation Percentage and Closing Cash Participation Percentage for each Alabama Partner after giving effect to such proposed withdrawal (which shall accrete to each remaining Alabama Partners pro rata in accordance with their respective Ownership Percentages).”
(y)    Section 6.6(f) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(f)    With respect to annual incentive awards for the performance year in which the Closing occurs, (i) the ~~Company Group Entities shall, immediately prior to the Closing, make~~Acquiror Parties shall award, to each Alabama Partner set forth on Schedule 6.6(f)~~, a cash payment equal to the Alabama Partner’s accrued annual cash incentive award with respect to the performance year in which the Closing occurs and, following the Closing, any additional annual incentive for such performance year shall be paid in the discretion of the Acquiror Parties and (ii) the Acquiror Parties shall pay to each other Continuing Employee~~  at the time annual incentives are paid to similarly situated employees of the Acquiror Parties, ~~a~~ an annual ~~cash payment~~ incentive award equal to the Alabama Partner’s accrued annual ~~cash~~ incentive award amount ~~with respect to the~~ prorated for the portion of the performance year in which the Closing occurs ending on the Closing Date, with any additional annual incentive amount for the remaining portion of such performance year to be awarded in the discretion of the Acquiror Parties, such aggregate amount to be paid in accordance with the Company Group Entities’ Annual Deferral Program as in effect as of the Closing, with a portion to be paid currently in cash and the balance to be subject to deferral under such program; provided, that, the aggregate amount payable pursuant to this Section 6.6(f)(i) shall be no less than (and shall not be required to be greater than) the CPA Accrued Bonus Amount (as defined below), and (ii) the Acquiror Parties shall award to each other Continuing Employee at the time annual incentives are awarded to similarly situated employees of the Acquiror Parties, an annual incentive award with respect to services performed or to be performed at any time during the performance year in which the Closing occurs in an amount to be determined by the Acquiror Parties, such amount to be paid in accordance with the Company Group Entities’ Annual Deferral Program as in effect as of the Closing, with a portion to be paid currently in cash and the balance to be subject to deferral under such program; provided, that a Continuing Employee shall not receive any payment pursuant to this Section 6.6(f)(ii) if he or she is not employed by Acquiror Parties or their Affiliates on the date such payment is made, and provided, further, that, notwithstanding the preceding proviso, the aggregate amount payable pursuant to this Section 6.6(f)(ii) shall be no less than the Non-CPA Accrued Bonus Amount (as defined below). All payments to be made by the Acquiror Parties pursuant to this Section 6.6(f)~~(ii)~~ shall be subject to applicable withholding Taxes, in accordance with the Acquiror Parties’ customary payroll practices. “CPA Accrued Bonus Amount” means the amount included in Indebtedness on the Estimated Closing Statement, as such amount may be adjusted by the Company Group Entities and Co-Managing Partners by notice to the Acquiror Parties within thirty (30) calendar days following the Closing, that is intended to be used for payment of amounts due to each Alabama Partner set forth on Schedule 6.6(f) under the annual bonus program of the Company Group Entities. “Non-CPA Accrued Bonus Amount” means the amount included ~~as a liability in Working Capital~~in Indebtedness on the Estimated Closing Statement that is intended to be used for payment of amounts due under the annual bonus program of the Company Group Entities less the CPA Accrued Bonus Amount. For the avoidance of doubt, neither the CPA Accrued Bonus Amount nor the Non-CPA Accrued Bonus Amount shall include any “Underspend Amount” to the extent being carried forward for future periods. No later than ~~ten (10) days~~ three (3) Business Days prior to the Closing, the Company Group Entities shall provide to the Acquiror Parties a schedule setting forth the Company Group Entities’ preliminary determination of each Continuing Employee’s potential portion of the CPA Accrued Bonus Amount and potential portion of the Non-CPA Accrued Bonus Amount; provided, that such preliminary determination will be for informational purposes only and will not be used for purposes of preparing the Estimated Statement. The Parties hereto acknowledge and agree that amounts payable following the Closing to an Alabama Partner set forth on Schedule 6.6(f) with respect to any guaranteed bonus or replacement award shall solely be sourced from the Discretionary Sharing Program.”
(z)    Section 6.6(g) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“Retention Pool. Effective as of the Closing, the Acquiror Parties shall implement the retention program described on ~~Section~~ Schedule 6.6(g). In addition, no later than thirty (30) days following the Closing, the Acquiror Parties shall establish a cash-based retention plan (the “AG Retention Program”), creating a retention bonus pool in an aggregate maximum authorized amount of up to $5 million, with the aggregate maximum authorized amount plus the employer’s share of any employment, unemployment, payroll and similar Taxes payable in connection with the foregoing (collectively, the “Retention Program Liability”) to be included as Indebtedness. Awards under the AG Retention Program will be allocated among those Continuing Employees (who are not Alabama Partners) selected by, and in the amounts selected by, the Chief Executive Officer of Pubco (following reasonable and good faith consultation with the Co-Managing Partners), and will be subject to terms and conditions (which may vary among participants) as determined by the Chief Executive Officer of Pubco (following reasonable and good faith consultation with the Co-Managing Partners).”
(aa)    Section 11.13(f) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(f)     The API Representative Reserve Amount and any additional reserves held by the API Representative in accordance with this Section 11.13 (API Representative) (collectively, “API Representative Reserves”) shall be retained by the API Representative until such time as the API Representative shall determine, and, subject to the terms of this Agreement, the balance of the API Representative Reserves, if any, shall be distributed by the API Representative to the Alabama Partners (in accordance with the payment instructions set forth in the Estimated Statement), by wire transfer of immediately available funds, proportionately based on each such Alabama Partner’s ~~Ownership Percentage~~Closing Cash Participation Percentages. The Alabama Partners shall not receive interest or other earnings on the API Representative Reserves and irrevocably transfer and assign to API Representative any ownership right that they may otherwise have had in any such interest or earnings. The API Representative will not be liable for any loss of principal of the API Representative Reserves other than as a result of its Fraud or bad faith.”
(bb)    Section 11.13(h) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):

“(h)    Neither the API Representative nor any API Representative Party shall have ~~no~~any liability to any other API Entity or Alabama Partner under this Agreement for any action or omission by the API Representative in its capacity as API Representative or on behalf of the other API Seller or Alabama Partner, except to the extent resulting from the gross negligence or willful misconduct of the API Representative acting in its capacity hereunder, as determined by the final order of a court of competent jurisdiction. In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the API Representative hereunder, the API Representative will not assume any, and will incur no, responsibility or liability whatsoever to any API Seller or Alabama Partner by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement. The API Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Each API Entity and Alabama Partner, severally in accordance with its Ownership Percentage, agrees to indemnify the API Representative, its successors, assigns, managers, directors, officers, advisory board members, employees, representatives and Affiliates (the “API Representative Parties”) and to hold the API Representative Parties harmless from and against and pay any and all Losses or expenses incurred by the API Representative or the API Representative Parties and arising out of or in connection with the duties as API Representative or API Representative Party, including the reasonable costs and expenses incurred by the API Representative in defending against any claim or liability in connection with this Agreement, in each case to the fullest extent permitted by Law, in each case except to the extent resulting from the gross negligence or willful misconduct of the API Representative or such API Representative Party acting in its capacity hereunder, as determined by the final order of a court of competent jurisdiction. The API Representative and the API Representative Parties shall not be subject to fiduciary duties to any API Seller, Alabama Partner, Company Group Entity or other Person. To the extent that applicable Law would impose fiduciary duties, or other duties on the API Representative or the API Representative Parties that are not expressly set forth herein or in another Transaction Document, each API Seller and each Alabama Partner waive such duties to the fullest extent permitted by applicable Law.”
(cc)    Section 11.13(k) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(k)    The rights, powers and benefits of the API Representative and the API Representative Parties under this Agreement, and the agreements set forth in this Section 11.13 (API Representative), shall survive any termination of this Agreement. Except as expressly provided in Section 11.13, the provisions of this Section 11.13 do not affect any right of the Acquiror Parties hereunder or create any obligation on the part of Acquiror.”
(dd)    Annex D to the Transaction Agreement (Non-Founder Partners) is hereby deleted in its entirety and replaced with Annex D attached hereto.
(ee)    Annex G to the Transaction Agreement (API Partners) is hereby deleted in its entirety and replaced with Annex G attached hereto.
(ff)    Annex H to the Transaction Agreement (Ownership Percentages; Cash Consideration Percentages and Vesting Terms) is hereby deleted in its entirety and replaced with Annex H attached hereto.
(gg)    Schedule I to the Transaction Agreement (Accounting Principles) is hereby deleted in its entirety and replaced with Schedule I attached hereto.
(hh)    Schedule II to the Transaction Agreement (Illustrative Example of Calculation of Alabama Partner Closing Cash Amounts and Alabama Partner Closing Common Unit Amount) is hereby deleted in its entirety and replaced with Schedule II attached hereto.
(ii)    Schedule 6.12 of the API Entity and Company Disclosure Schedule is hereby deleted in its entirety and replaced with Schedule 6.12 attached hereto (changes are shown in blacklined form for convenience).
(jj)    Exhibit B to the Transaction Agreement (Founder Holdings A Partnership Agreement) is hereby deleted in its entirety and replaced with Exhibit B attached hereto.
(kk)    Exhibit C to the Transaction Agreement (Founder Holdings G Partnership Agreement) is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

(ll)    Exhibit D to the Transaction Agreement (Partner Holdings Partnership Agreement) is hereby deleted in its entirety and replaced with Exhibit D attached hereto.
(mm)    Exhibit E to the Transaction Agreement (Acquiror Partnership Agreement) is hereby deleted in its entirety and replaced with Exhibit E attached hereto.
(nn)    A new Exhibit O to the Transaction Agreement is added as attached hereto.
(oo)    A new Exhibit P to the Transaction Agreement is added as attached hereto.
2.    Transaction Agreement Remains in Effect. Except as expressly amended by this Amendment, the Transaction Agreement shall remain in full force and effect in accordance with its terms, and is hereby ratified, approved and confirmed in all respects. Nothing in this Amendment shall otherwise affect any other provision of the Transaction Agreement or the rights and obligations of the parties thereto.
3.    References to the Transaction Agreement. After giving effect to this Amendment, each reference in the Transaction Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Transaction Agreement shall refer to the Transaction Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Transaction Agreement, as amended hereby, shall in all instances continue to refer to May 14, 2023 and references to “the date hereof” and “the date of this Agreement” shall continue to refer to May 14, 2023.
4.    Incorporation by Reference. Sections 11.1 (Amendment; Extension; Waiver), 11.2 (Entire Agreement) as modified to contemplate this Amendment, 11.3 (Construction and Interpretation), 11.4 (Severability), 11.5 (Notices), 11.6 (Binding Effect; No Assignment), 11.7 (Counterparts), 11.8 (Specific Enforcement), 11.9 (No Third Party Beneficiaries), 11.10 (Governing Law) and 11.11 (Consent to Jurisdiction; Waiver of Jury Trial) of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

TPG OPERATING GROUP II, L.P.

By:	TPG Holdings II-A, LLC, its general partner

By:	/s/ Martin Davidson
Name:	Martin Davidson
Title:	Chief Accounting Officer

AG GP, LLC

By:	/s/ Christopher D. Moore
Name:	Christopher D. Moore
Title:	Chief Legal Officer, General Counsel & Secretary

[Signature Page to Amendment No.2 to Transaction Agreement]